Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our name and our report dated November 9, 2021, relating to the consolidated financial statements of Zedge, Inc. as of and for the year ended July 31, 2021, included in this Annual Report on Form 10-K of Zedge, Inc.

/s/ Mayer Hoffman McCann CPAs

(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York

November 14, 2022